Exhibit 5.1

April 24, 2026

Health In Tech, Inc.
Attn: Tim Johnson, CEO
5636 Ford Street
Norwalk, IA 50211

Re:	Health In Tech, Inc.

Dear Sirs:

We have acted as counsel for Health In Tech, Inc., a Nevada corporation (the “Company”) in connection with the formation of the Company. This opinion is being requested in connection with the filing of a Registration Statement on Form S-3, as may be amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of up to 5,600,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (“Common Stock”) by certain Selling Shareholders. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares as set forth below.

In rendering the opinion set forth below, we have examined such originals or copies, certified or otherwise identified to our satisfaction, of documents, certificates and instruments as we have deemed necessary including, but not limited to, the following “Organization Documents”:

1.	Second Amended and Restated Certificate of Incorporation for the Company;

2.	Third Amended and Restated Bylaws for the Company;

3.	A Nevada Good Standing Certificate for the Company; and

4.	Authorizing Resolutions for the Company, dated March 25, 2026.

950 Goodale Blvd., #200

Columbus, OH 43212

535 Metro Place S., #200
Dublin, OH 43017

P: 614.228.6135
F: 614.221.0216
www.cpmlaw.com

April 24, 2026

In such examinations, we have assumed the genuineness of all signatures (other than those relating to the Company), the authenticity of all documents submitted to us as originals, and the conformity to the original document of all documents submitted to us as photostatic or certified copies. We have assumed due authorization, execution and delivery of all documents referenced herein by the parties thereto (other than those documents authorized, executed or delivered on behalf of the responsible officers of the Company) and that each of such parties has full power, authority and legal right to execute and deliver each such instrument.

Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the actual knowledge of our attorneys who have represented the Company during the course of our limited representation of the Company.

With regard to our opinion contained herein, we are not opining as to factual matters. We have made no independent investigation or verification of the information included in the Registration Statement.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the laws of the state of Nevada and have been validly issued and are fully paid and nonassessable.

The opinion expressed herein is subject to the following qualifications, limitations and exceptions:

1.	The effect and application of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect which relate to or limit creditors’ right generally;

2.	The effect and application of general principles of equity, whether considered in a proceeding in equity or at law;

3.	Limitations imposed by or resulting from the exercise by any court of its discretion; and

4.	Limitations imposed by reason of generally applicable public policy principles or considerations.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

April 24, 2026

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Registration Statement and express no opinion or observation upon the terms of any such document.

Our opinion is limited to the federal laws of the United States and the laws of the State of Nevada.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Very truly yours,

Carlile Patchen & Murphy LLP

/s/ Michael A. Smith
Michael A. Smith
Direct: (614) 628-0788
Email: msmith@cpmlaw.com